Exhibit 10.3

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made as of this                     , 2016, by and between Gemini Hedge Fund Services, LLC, a Nebraska limited liability company having its principal office and place of business at 17605 Wright Street, Omaha, Nebraska 68130 (“GHFS”), and Equinox Fund Management, LLC, a Delaware limited liability company having its principal office and place of business at 1775 Sherman Street, Suite 2010, Denver, CO 80203 (“Company”), on its own behalf and on behalf of the Funds (as hereinafter defined).

W I T N E S S E T H :

WHEREAS, Company is the managing owner of the series of the Equinox Frontier Funds statutory trust identified on Exhibit A hereto, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”);

WHEREAS, the Company desires to retain GHFS to provide the Funds with the various services described herein and GHFS is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“Authorized Person” shall mean, with respect to each Fund, each person, whether or not an officer or employee of such Fund, duly authorized by Company in writing to give instructions on behalf of such Fund as set forth in Exhibit B hereto. The persons set forth in Exhibit B may be changed only in writing substantially in the form of Exhibit B actually received and acknowledged by GHFS.

“Confidential Information” shall have the meaning given in Section 5(n) of this Agreement.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of voting securities, by contract, or otherwise.

“GHFS Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Gemini Hedge Fund Services, LLC.

“Interests” shall mean the record and beneficial ownership interests of each Fund offered to such Fund’s Subscribers.

“Net Assets” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in each Fund’s Offering Materials.

“Offering Materials” shall mean, with respect to each Fund, any and all offering materials used to offer or sell securities of such Fund, including, by way of example and without limitation, documents in the nature of those described in Exhibit C hereto.

“Organizational Documents” shall mean with respect to the Company and each Fund, its certificate of incorporation, certificate of formation or organization, certificate of limited partnership, memorandum of association, bylaws, limited partnership agreement, membership agreement, shareholder agreement, operating agreement, articles of association, limited liability company agreement, voting agreement, or similar documents of formation or organization.

“Subscriber” shall mean a person or entity subscribing to purchase, or already owning any Interests.

2. Appointment.

The Company hereby appoints GHFS for the term of this Agreement to perform the services described herein for and on behalf of the Funds. GHFS hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3. Representations and Warranties.

The Company hereby represents and warrants to GHFS, which representations and warranties shall be deemed to be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement on its own behalf and for and on behalf of each of the Funds and to perform its obligations hereunder;

(b) Each Fund is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted and to perform its obligations hereunder;

(c) This Agreement has been duly authorized, executed and delivered by the Company on its own behalf and for and on behalf of each of the Funds in accordance with all requisite limited liability company/limited partnership/exempted company action and the Organizational Documents of the Company and each Fund, and constitutes a valid and legally binding obligation of the Company and each Fund, enforceable in accordance with its terms;

(d) The Company and each Fund are conducting their business in compliance with all applicable laws and regulations, and have obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on any of them and no provision of their Organizational Documents nor of any mortgage, indenture, credit agreement or other contract binding on them or affecting their property that would prohibit their execution or performance of this Agreement; and

(e) Each person named on Exhibit B hereto is duly authorized by the Company to be an Authorized Person hereunder.

4. Certain Duties of the Company and the Funds.

(a) Each Fund shall be solely responsible for accurately and timely supplying GHFS with complete financial and other information relating to such Fund in order to enable GHFS to provide the services set forth on Schedule I.

(b) The Company, on behalf of each Fund acknowledges that GHFS is not a public accounting or auditing firm, it is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice.

(c) Each Fund, and not GHFS, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and their agents for and on behalf of such Fund.

(d) The Company has provided GHFS with copies of all Organizational Documents of the Funds and all filings relating to the organization of the Funds (excluding any state blue sky or securities laws filings) required to be filed by the Funds with an official body or office.

(e) Each Fund shall deliver, or cause to be delivered from time to time, to GHFS the Fund’s Offering Materials and other materials used in the distribution of the Interests of such Fund and all amendments thereto, and such resolutions, votes and other proceedings as may be necessary for GHFS to perform its duties hereunder. GHFS shall not be deemed to have notice of any information (other than information supplied by GHFS) contained in such materials (including the Offering Materials) until they are actually received by GHFS.

(f) Each Fund shall use its reasonable efforts to cause its Authorized Persons, distributor, legal counsel, independent accountant, previous administrator (if any) and transfer agent (if other than GHFS) to cooperate with GHFS and to provide GHFS, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, in order to enable GHFS to perform its duties hereunder. In connection with its duties hereunder, GHFS shall be entitled to rely, and shall be held harmless by the Company and each Fund when acting in reasonable reliance upon, such written information, advice or documents provided to GHFS by any of the aforementioned persons. GHFS shall not be liable for any loss, damage or expense resulting from or arising out of the failure of any Fund to cause any information, documents or advice to be provided to GHFS as provided herein. All fees or costs charged by such persons shall be borne by the applicable Fund or the Company.

(g) The Company and each Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose or authorize disclosure thereof to any other person, except: (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a description of this Agreement in the Offering Materials with the prior written approval of GHFS not to be unreasonably withheld, (iii) to any other person when required by a court order or legal process, or (iv) when advised by its counsel that it would be liable for a failure to make such disclosure. The Company and each Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of its obligations of confidentiality hereunder.

(h) The Company and each Fund shall promptly notify GHFS in writing (or cause GHFS to be so notified) of any and all legal proceedings or securities investigations filed or commenced against the Company or any Fund, of which the Company or such Fund has become aware.

5. Duties and Obligations of GHFS.

(a) Subject to the direction and control of the Company and each Fund (as applicable) and the terms and conditions of this Agreement, GHFS shall provide each Fund with the services set forth in Schedule I.

(b) Except to the extent otherwise indicated on Schedule I, GHFS shall not provide any services relating to the investment management, management, investment advisory or sub-advisory functions of any Fund, distribution of Interests, or services normally performed by a Fund’s counsel or independent auditors.

(c) Upon receipt of a Fund’s prior written consent (which shall not be unreasonably withheld), GHFS may delegate any of its duties and obligations hereunder with respect to such Fund to any delegate or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, such Fund’s consent shall not be required for any such delegation to any GHFS Affiliate notwithstanding the domicile of such GHFS Affiliate, but GHFS shall consult with such Fund prior to any such delegation where GHFS deems such consultation appropriate. GHFS shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any delegate or agent which was and the terms and conditions of whose appointment were specifically authorized by a Fund; provided that, GHFS shall be liable for the acts or omissions of any GHFS Affiliate to the same extent it would be liable under the terms hereof had it committed such act or omission and not delegated the same to such GHFS Affiliate.

(d) GHFS shall, as agent for each Fund, maintain and keep current the books, accounts and other documents, if any, listed in Schedule I. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the applicable Fund during GHFS’ normal business hours, and shall be preserved for a period equal to the longer of the time required by applicable SEC rules and regulations or five (5) years after termination of this Agreement, unless earlier surrendered to such Fund pursuant to Section 5(e). To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to any Fund, the Company or GHFS, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

(e) All records maintained and preserved by GHFS in hard copy pursuant to this Agreement shall be and remain the property of the applicable Fund and shall be surrendered to such Fund promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of a Fund and payment of a reasonable fee specified by GHFS, GHFS shall provide in hard copy or electronic format any records included in any such delivery which are maintained by GHFS in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and such Fund shall reimburse GHFS for its expenses incurred in providing such records.

(f) Each Fund shall furnish GHFS with any and all instructions, explanations, information specifications and documentation reasonably deemed necessary by GHFS in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of such Fund’s liabilities and expenses. GHFS shall not be required to include as a Fund’s liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless such Fund shall have specified to GHFS the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets. GHFS shall endeavor to determine the value of securities owned by a Fund in the manner described in its Offering Materials. At any time and from time to time, the Fund may, if consistent with and to the extent permitted by its Offering Materials, furnish GHFS with bid, offer, or market values of securities and instruct GHFS to use such information in its calculations hereunder. GHFS shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in any Offering Materials.

(g) In the event GHFS’ computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by GHFS which GHFS, in its judgment, deems reliable, or (ii) prices or values supplied by the Fund or by its brokers, dealers, market makers, or specialists described in the Offering Materials, GHFS shall not be responsible for, have any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information. GHFS shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described above, even though GHFS in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers. GHFS, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(h) The method of valuation of securities and the method of computing the Net Assets of each Fund shall be as set forth in the then currently effective Offering Materials of such Fund. To the extent the description of the valuation methodology of securities or computation of Net Assets as specified in a Fund’s then currently effective Offering Materials is at any time inconsistent with any applicable laws or regulations, such Fund shall immediately so notify GHFS in writing and thereafter shall either furnish GHFS at all appropriate times with the values of such securities and Net Assets, or subject to the prior approval of GHFS, instruct GHFS in writing as to the appropriate valuation methodology to be employed by GHFS to compute Net Assets in a manner that such Fund then represents in writing to be consistent with all applicable laws and regulations. A Fund also may, from time to time, subject to the prior approval of GHFS, instruct GHFS in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement. By giving such instruction, a Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Offering Materials.

(i) GHFS, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished it on behalf of the Funds and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.

(j) GHFS may apply to an Authorized Person of a Fund for written instructions with respect to any matter arising in connection with GHFS’ performance hereunder, and GHFS shall not be liable for any action taken or omitted to be taken by it in good faith without gross negligence or willful misconduct in accordance with such instructions. Such application for instructions may, at the option of GHFS, set forth in writing any action proposed to be taken or omitted to be taken by GHFS with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. GHFS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, GHFS has received written instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(k) With the prior consent of a Fund, GHFS may consult with counsel to such Fund or its own counsel, at such Fund’s expense, regarding matters related to such Fund and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(l) GHFS shall provide the “GHFS Anti-Money Laundering Services” described in Schedule II, subject to the terms and conditions of this Agreement and the following additional terms and conditions:

(i) GHFS confirms that, in performing its services hereunder, it shall comply with applicable anti-money laundering laws and regulations and shall take such actions as are required by such regulations in connection with its performance hereunder. GHFS does not warrant that (x) its performance of the GHFS Anti-Money Laundering Services will achieve any particular intended result or (y) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities. GHFS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Each Fund shall provide its subscription agreement to GHFS a reasonable time before accepting any initial payment from a Subscriber, and shall not accept any such payment unless and until GHFS has completed the GHFS Anti-Money Laundering Services with respect to each Subscriber. GHFS may assume the authenticity and accuracy of any document provided by a Subscriber without verification unless, in the sole discretion of GHFS, the same on its face appears to not be genuine. In the event of a delay or failure by the Subscriber to produce any information required by the subscription agreement or by GHFS in providing the GHFS Anti-Money Laundering Services, GHFS may refuse to accept the subscription and the subscription monies related thereto or may refuse to allow a redemption or to pay repurchase proceeds to a Subscriber. In the event any initial payment from a Subscriber is sent to an account other than an account of a Fund maintained at a GHFS Affiliate, the applicable Fund shall (A) promptly notify GHFS of the receipt of such payment, (B) not invest such payment until GHFS has completed the GHFS Anti-Money Laundering Services with respect to such Subscriber, and (C) indemnify and hold GHFS harmless in accordance with the terms of this Agreement with respect to any such payment that is invested prior to GHFS’ completion of the GHFS Anti-Money Laundering Services and acceptance of the subscription therefor.

(ii) GHFS shall provide its Anti-Money Laundering Services for all direct subscription accounts and such other accounts where the beneficial owner is known to GHFS. On a quarterly basis, GHFS shall cross-check known customer names with a list of known or suspected terrorists or terrorist organizations as issued by any federal government agency and designated as such by the Department of the Treasury.

(iii) GHFS shall provide prompt notice to a Fund of any potential Subscriber to such Fund with respect to whom GHFS has anti-money laundering concerns based on the performance of the GHFS Anti-Money Laundering Services.

(iv) GHFS is providing the GHFS Anti-Money Laundering Services based on the representation and warranty of each Fund, which shall be deemed continued and repeated on each day on which GHFS provides such services to such Fund, that the GHFS Anti-Money Laundering Services together with the activities of such Fund in accordance with its internal policies, procedures and anti-money laundering controls shall together satisfy all the requirements of the laws with respect to money laundering applicable to GHFS and such Fund.

(v) Upon request, GHFS shall provide to a Fund a written summary of GHFS’ anti-money laundering compliance procedures applicable to its performance of the GHFS Anti-Money Laundering Services. A Fund may request at any time, and GHFS will deliver upon request, a status report with respect to such Fund’s compliance with AML requirements and any reportable exceptions.

(m) GHFS shall have no duties or responsibilities whatsoever including any custodial duties, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedules I and II, or as are otherwise required of GHFS by laws or regulations applicable to GHFS, and no covenant or obligation shall be implied against GHFS in connection with this Agreement.

(n) GHFS agrees to treat as confidential information all accounting and Subscriber information and other business records of the Company and the Funds, including any information relating to any investments of the Company or the Funds, disclosed to GHFS in connection with its provision of services pursuant to the terms of this Agreement (all such information, the “Confidential Information”). Notwithstanding the foregoing, GHFS may disclose the Confidential Information to such of GHFS’ employees, delegees, agents, service providers, and to GHFS Affiliates who need to know the Confidential Information in connection with GHFS’ provision of services hereunder so long as the same have been informed of and have agreed to abide by the confidentiality provisions of this Agreement. In addition, GHFS may disclose the Confidential Information as required by any regulatory, self-regulatory, or supervisory authority having appropriate jurisdiction over GHFS. In the latter case, GHFS shall provide the Company, to the extent it is lawfully permitted to do so, with notice of any such request so that the Company (on its own behalf or on behalf of any Fund, as applicable) may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event such protective order or other remedy is not obtained prior to the date such disclosure is required, or in the event that a waiver is granted, GHFS may furnish that portion (and only that portion) of the Confidential Information that, in the opinion of its counsel, GHFS is legally compelled to disclose under penalty of law. In such case, GHFS shall exercise reasonable efforts to obtain assurance that confidential treatment will be afforded any Confidential Information so furnished. Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by the Company, any Fund or any Subscriber, or (iii) is otherwise obtained from third parties not known by GHFS to be bound by a duty of confidentiality. Notwithstanding anything herein to the contrary, GHFS shall have the right to mine, utilize, distribute, sell, share or market aggregated or compiled statistical information obtained or developed by it in the performance of its duties hereunder, as long as it does so in a manner that does not reveal or disclose any information that is identifiable with, or specific or attributable to, the Company, any Fund or any Subscriber.

(o) GHFS will take reasonable precautions to ensure the security of Subscriber records and information and electronic storage and transmission thereof, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any Subscriber and will maintain reasonable procedures to detect and respond to any internal or external security breaches. GHFS will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks.

(p) GHFS may utilize systems and/or software designed, and databases provided by certain third parties. In providing the services hereunder, GHFS is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by GHFS to be reliable.

(q) GHFS shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, GHFS shall, at no additional expense to the Company or the Funds, take reasonable steps to minimize service interruption.

(r) In performance of its duties under this Agreement, GHFS shall act in conformity with the each Fund’s Organizational Documents and Offering Materials and applicable laws and regulations.

(s) GHFS shall cooperate with the Company in the performance of its services and duties with respect to the Funds. GHFS acknowledges that the Funds may engage one or more other service providers in respect of other services for the Funds and agrees to reasonably cooperate with such service providers as designated by the Company from time to time. GHFS shall provide to the Company such information maintained by GHFS pursuant to this Agreement as may be required for such parties to satisfy its obligations to the Funds.

6. Allocation of Expenses.

(a) Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by each Fund or the Company, including, but not limited to, any organizational costs and costs of maintaining the Fund’s existence, taxes, interest, brokerage fees and commissions, insurance premiums compensation and expenses of the Fund’s employees, legal, accounting, and audit expenses, management, advisory, sub-advisory, administration and services fees, charges of custodians, transfer and disbursing agents expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Interests, fees and expenses incident to the registration or qualification of Interests under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material, if any, to the owners of Interests, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto.

(b) GHFS shall be reimbursed by each Fund or the Company for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance by GHFS of its duties hereunder, as well as any fees, costs and expenses permitted to be procured for such Fund by GHFS pursuant to this Agreement. GHFS shall supply supporting expense documentation to a Fund if so requested and to the extent such documentation is available. For the avoidance of doubt, and without intending to limit the foregoing, the parties hereby specifically agree that GHFS shall be reimbursed by each Fund for any costs incurred by GHFS in procuring pricing information with respect to any portfolio securities of such Fund.

7. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, GHFS shall not be liable for any costs, expenses, damages, liabilities or claims (including reasonable and documented fees of one external counsel and accountant) resulting from, arising out of, or in connection with its performance hereunder, except those costs, expenses, damages, liabilities or claims arising out of GHFS’ or any GHFS Affiliate’s bad faith, gross negligence or willful misconduct. In no event shall any party hereto be liable for special, indirect or consequential damages, or lost profits or loss of business resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

(b) Without limiting the generality of the foregoing, GHFS shall not be responsible for any loss, damage or expense suffered by the Company or any Fund arising from any one or more of the following:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to GHFS by, or on behalf of, the Company or any Fund;

(ii) Any failure by GHFS to receive any instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation, including any failure to receive any application or other document from a Subscriber (other than any such failure caused by any action or omission of GHFS);

(iii) Any improper use by the Company, any Fund or any agents or distributors of any Fund, of any valuations or computations supplied by GHFS in accordance with its standard of care under this Agreement; or

(iv) The method of valuation of the securities and the method of computing Net Assets, as set forth in any Offering Materials or as directed by the Company or any Fund, and if the Offering Materials so indicate, the value of Net Assets per Interest.

(c) Notwithstanding any other provision contained in this Agreement, GHFS shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Company or any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund; (ii) the taxable nature or effect on a Fund or its Subscribers of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its Subscribers; or (iv) the effect under any income tax laws of a Fund making or not making any distribution, dividend payment, or election with respect thereto.

(d) Actions taken or omitted in reliance on instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument reasonably believed by GHFS to be from an Authorized Person, or upon the opinion of legal counsel for the Company or any Fund, shall be conclusively presumed to have been taken or omitted in good faith.

(e) The Company and each Fund shall indemnify and hold harmless GHFS and any GHFS Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Company or any Fund), and reasonable and documented fees of one external counsel and accountant relating hereto, which are sustained or incurred or which may be asserted against GHFS or any GHFS Affiliate, by reason of or as a result of any action taken or omitted to be taken by GHFS or any GHFS Affiliate hereunder without bad faith, gross negligence, or willful misconduct, or in reliance upon: (i) any Offering Materials (excluding information provided by GHFS), (ii) any instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, or (iii) any opinion of the legal counsel for the Company or any Fund or GHFS, or arising out of transactions or other activities of the Company or any Fund that occurred prior to the commencement of this Agreement; provided, that neither GHFS nor any GHFS Affiliate shall be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims arising out of its own gross negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of the Company and each Fund, and their respective successors and assigns, notwithstanding the termination of this Agreement.

8. Compensation.

In consideration of the services to be rendered by GHFS under this Agreement, the Funds shall pay GHFS a fee in accordance with Exhibit D hereto.

9. Effective Date; Term; and Termination.

(a) This Agreement shall become effective on the date first above written; provided, however, that with respect to each Fund, the effective date of this Agreement shall be the date on which GHFS begins providing services to such Fund.

(b) This Agreement shall remain in effect for a period of three (3) years from the applicable effective date (i.e., the date first above written or, with respect to any Fund, the date on which GHFS begins providing services to such Fund) and shall continue in effect for successive one-year periods unless earlier terminated.

(c) This Agreement may be terminated by any party hereto for any reason upon written notice of termination delivered to the other party. Any notice of termination delivered pursuant to this Section 9(c) shall specify the date of termination, which date shall not be less than one hundred eighty days (180) days after the date of the giving of such notice. Additionally, this Agreement may be terminated by any party at any time if another party commits a material breach of its obligations under this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice served by a non-breaching party specifying in reasonable detail the nature of such breach. Notwithstanding the foregoing, this Agreement shall immediately terminate with respect to any Fund upon liquidation of the Fund.

(d) Upon termination of this Agreement, other than a termination of this Agreement by the Company or any Fund resulting from GHFS’ failure to cure a breach within the applicable cure period, the Funds shall pay to GHFS: (i) if terminated within twelve (12) months of the applicable effective date, the total fees which would have been payable through the first twelve (12) months if this Agreement were not terminated, and (ii) if terminated after the first twelve (12) months of the applicable effective date, such compensation as may be due as of the date of such termination. In each case, the Funds shall reimburse GHFS for any reasonable disbursements and reasonable expenses made or incurred by GHFS and payable or reimbursable hereunder and for work done or services provided by GHFS after the termination date.

(e) Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 8 and amounts due pursuant to Section 9(d), GHFS shall, at the expense of the Fund or the Company, return to the Fund any Confidential Information provided by the Fund to GHFS pursuant to this Agreement. Notwithstanding the foregoing, GHFS may retain such Confidential Information as it may be required by law to retain and/or which is automatically archived as part of GHFS’ electronic back-up system, provided such Confidential Information is not available for general access and it remains subject to the obligations of confidentiality hereunder.

10. Force Majeure.

No party hereto shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; acts of civil or military authority or governmental actions; it being understood that each party shall use its best efforts to resume performance as soon as practicable under the circumstances.

11. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by each of the parties hereto.

12. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party hereto without the written consent of the other parties hereto, which consent shall not be unreasonably withheld, provided that notwithstanding the foregoing GHFS may assign all or any portion of this Agreement to any GHFS Affiliate.

13. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of New York, without regard to conflict of laws principles thereof. The parties to this Agreement hereby consent to the jurisdiction of a court situated in New York in connection with any dispute arising hereunder. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE EXTENT THAT IN

ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM AND THEY HEREBY WAIVE, SUCH IMMUNITY.

14. Intentionally Omitted.

15. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

16. No Waiver.

The rights granted to the parties hereunder or under any other document delivered hereunder or in connection herewith, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of a party to exercise, and no delay on the part of a party in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.

17. Non-Exclusiveness.

No provision of this Agreement shall prevent GHFS from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by GHFS in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Company or any of the Funds, shall be and remain the property of GHFS, and GHFS shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

18. Notices, Electronic Communications.

(a) All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered by reputable overnight courier delivery service or (iii) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to the Company or any Fund, at:

Equinox Fund Management, LLC

1775 Sherman Street, Suite 2010

Denver, CO 80203

Attention: Bob Enck; Vance Sanders

Email: benck@equinoxllc.com; vsanders@equinoxllc.com

if to GHFS, at:

Gemini Hedge Fund Services, LLC

17605 Wright Street, Suite 2

Omaha, NE 68130

Attention: Legal Department

legal@nstar-financial.com

or at such place as may from time to time be designated in writing. Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, and notices delivered personally shall be deemed given on the day of confirmed receipt.

(b) The Company and each Fund authorizes GHFS to (i) accept consents, approvals, waivers, requests, instructions and other communications GHFS receives from the Company or such Fund by email, facsimile or other electronic transmissions as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, instructions and other communications GHFS receives from the Fund by email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, the Company or such Fund, its counsel, accountants, auditors, prime broker and other service providers, and Subscribers by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information in connection with its performance hereunder by means of email, facsimile or other electronic transmission. In the absence of bad faith, gross negligence or willful misconduct on the part of GHFS, GHFS shall not be liable to the Company or any Fund or any other person for any loss or damage suffered as a result of the Company’s or such Fund’s use of email, facsimile or other electronic transmission by GHFS to transmit Confidential Information or communicate with the Company or such Fund or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications. In the event any instructions are given, whether upon application of GHFS or otherwise, by means of email, facsimile or other electronic transmission, GHFS is authorized to, but is not obligated to, seek confirmation of such instructions by telephone call-back to an Authorized Person, and GHFS may rely upon, to the extent such reliance is reasonable, the confirmation of anyone purporting to be such Authorized Person. If GHFS considers that any email, facsimile or other electronic communication may conflict with any other instructions from, or agreements with, the Company or any Fund, it may delay acting on such communication until confirmation by telephone call-back to an Authorized Person.

19. Rules of Construction.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, alphanumerical references to “Articles,” “Sections,” “Exhibits” and “Schedules” are to the respective articles and sections of, and exhibits and schedules to, this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural; and vice versa. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Any reference to such schedules and exhibits shall be to such schedules and exhibits as may be in effect from time to time and shall include any amendments thereto. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

20. Non-Solicitation.

The Company acknowledges that (1) GHFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GHFS’s business is highly competitive and is marketed throughout the United States, and (3) if the Company were to hire any GHFS employees who are involved in the procurement of the services under this Agreement then GHFS may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees. Accordingly, the parties agree that the Company, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GHFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Company, the Company agrees to pay damages to GHFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

21. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

22. Representation of Signatories.

Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party(ies) indicated and that their signature will bind the party(ies) indicated to the terms hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

GEMINI HEDGE FUND SERVICES, LLC

By:
Name: David Young
Title: President

EQUINOX FUND MANAGEMENT, LLC
(on its own behalf and on behalf of the Fund(s) identified on Exhibit A hereto for which it is the managing owner)

By:
Name: Robert Enck
Title: President & CEO

SCHEDULE I

SERVICES

Gemini Hedge Fund Services, LLC shall, in its capacity as administrator for the Funds, perform the following Services:

a)	Implementation Services:

(i)	Complete an operational review of the Fund’s Organizational Documents;

(ii)	Establish the Fund on our technology based on the specifications set forth in the Fund’s Organizational Documents, Prospective Client Questionnaire, etc.;

(iii)	Establish automated data feed between GFHS and the Fund as well as the Fund’s futures commission merchant/prime broker/custodian/bank to support reconciliation processes;

(iv)	Define reporting requirements and establish investor/client web portal;

(v)	Collect and load portfolio, financial, and investor data for the implementation “Commencement Date”; and

(vi)	GHFS does not audit or reprocess data for the time period previous to the Commencement Date. The data required to roll forward from the Commencement Date is loaded into our portfolio accounting system which includes, but is not limited to: open positions, cash balances, general ledger balances, investor balances, and performance returns. GHFS will not provide reporting for periods before the Commencement Date. With the exception of certain YTD investor data, GHFS does not load historical data from previous administrators.

b)	Middle & Back Office Services:

(i)	Daily processing of portfolio activity. Trades must be provided by (or on behalf of the Fund) in GHFS’ pre-defined format (by 4:30 p.m. EST). GHFS does not pass trade information or detail on the Fund’s behalf to the Fund’s futures commission merchant or prime broker for any purpose (clearing, settlement, etc.).

(ii)	Daily reconciliation of cash and position (security level) with the Fund’s futures commission merchant/prime broker/custodian/bank on T + 1. It is the responsibility of the Fund to obtain an appropriate automated electronic environment from the custodian for GHFS to complete this service.

(iii)	Daily pricing of exchange traded portfolio securities using third party pricing sources. GHFS does not perform valuation services and does not assume any responsibility related to the accuracy of security prices. Costs related to third party pricing will be passed-through to the Fund. GHFS relies on the valuation policy in the Fund’s Organizational Documents. For non-exchange traded securities the Fund must use its best efforts to obtain third party pricing. The third party will send the prices directly to GHFS.

Schedule I-1

(iv)	Daily coordination with Galaxy Plus portfolio.

c)	Subscriber Services:

(i)	Review subscription documents and check for accuracy and completeness;

(ii)	Process Subscriber transactions in accordance with the Fund’s Offering Materials;

(iii)	Perform the anti-money laundering (“AML”) services described in Schedule II and as required by applicable laws and regulations;

(iv)	Reconcile receipt and disbursement details of Subscriber cash activity;

(v)	Maintain Subscriber registry;

(vi)	Respond to Subscriber inquiries and distribute Fund related information to Subscribers via bulk email; and

(vii)	Coordinate with transfer agent on capital transactions.

d)	Reporting Services: All reporting is published electronically and can be delivered via email, FTP or secure web portal (custom report fees are detailed in Exhibit D).

(i)	Portfolio

(a)	Un-reconciled portfolio P&L and position report (Daily on T by 10:00 p.m. EST).

(b)	Cash & position reconciliations and break report (Daily on T+1).

(ii)	Financial

(a)	Financial statements: trial balance, income statement, balance sheet, partnership allocation (Monthly).

(b)	Daily bank account reconciliations and expense verification.

(c)	Daily general ledger accounting.

(d)	Daily production of a NAV closing package supported by a trial balance.

(e)	Daily calculation of NAV by series.

(iii)	Subscriber

(a)	Subscriber activity report (Monthly)

Schedule I - 2

(b)	Subscriber confirmation letters (Monthly)

(c)	Subscriber statements (Monthly)

(d)	Subscriber attribute reporting – accredited/qualified, ERISA %, new issue, fee overrides, etc. (Monthly)

(e)	Subscriber audit data report (Quarterly/Annual)

e)	Regulatory Filings:

(i)	In consultation with legal counsel for the Fund, assist in filing, printing, and where applicable, dissemination to Investors of required regulatory filings (e.g., Forms 10Q, 10K, and 424B3).

f)	Audit Support Services:

(i)	Acting as a liaison with each Fund’s independent public accountants, providing account analyses, fiscal year summaries, and other audit-related information with respect to each Fund and otherwise taking all reasonable action in the performance of its duties under this Agreement consistent with the scope of such duties to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by each Fund; and

(ii)	Subject to the approval of each Fund’s auditors and independent accountants, and review by the Fund’s managing owner, providing book allocations to such Fund’s auditors and independent accountants for use in the preparation of and filing of any tax returns of such Fund to be prepared and filed by such Fund’s auditors and independent accountants.

Schedule I - 3

SCHEDULE II

ANTI-MONEY LAUNDERING SERVICES

In recognition of the importance of complying with the USA Patriot Act of 2001 and the regulations promulgated thereunder (collectively, the “Patriot Act”), which impose anti-money laundering requirements on financial institutions, GHFS has developed and implemented a written anti-money laundering program (“Program”) designed to satisfy the requirements of the Patriot Act.

1. Duties. GHFS will implement their Customer Identification Program, (“CIP”), designed to identify and verify persons seeking to open an account with GHFS, to the extent reasonable and practicable. GHFS will maintain records of the information used to verify the person’s identity and determine whether the person appears on any lists of known or suspected terrorist or terrorist organizations provided to GHFS by any government agency.

Duties include:

a. Prior to opening a customer account or granting customers authority to effect transactions with respect to an account, GHFS shall obtain and record, on behalf of the Fund, the following identifying information about each customer, at a minimum including:

i.	Name;

ii.	Date of birth, for a natural person;

iii.	Addresses, including

1.	residence or business street address or an Army Post Office or Fleet Post Office box number or residential or business street address of next of kin or other contact individual; or

2.	principal place of business local office or other physical location, for a person other than a natural person; and

iv.	Identification numbers:

1.	a taxpayer identification number from each customer that is a U.S. person; or

2.

a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard from each customer that is not a U.S. person, except that the customer can provide this information within a reasonable

Schedule II-1

period of time after the account is established provided that the customer has applied for and can provide a copy of such application for the employer identification number prior to such time.

b. GHFS must verify all the above stated forms of customer identification within a reasonable time after the account is opened. Verification can occur through:

i. Documentation including:

1. unexpired government-issued identification, such as a driver’s license or passport for individuals; and

2. documents showing the existence of an entity, such as certified articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument for a person that is not an individual.

ii. When documentary verification fails for reasons, including, but not limited to, GHFS not being familiar with the documents presented, no documentation is obtained by GHFS, or the customer does not open the account in person, GHFS may then verify customer identity via non-documentary methods including:

1. directly contacting the customer;

2. independent verification of the customer’s identity through comparison of information provided by customer with information obtained from a consumer reporting agency, public database, or other source;

3. checking references with other financial institutions; and

4. obtaining a financial statement.

iii. When GHFS cannot verify the identity of a customer, who is not an individual, by documentary or non-documentary methods stated above, GHFS shall obtain information about individuals with authority or control over such account, such as persons authorized to effect transactions in such account.

c. GHFS must maintain records of all information obtained from customers to verify their identity, including at a minimum:

i. All customer identification documentations obtained under paragraph 1(a). Such information must be retained by GHFS for five (5) years after the date the account is closed;

Schedule II - 2

ii. A description of any documentary method used to verify identification, as set out in paragraph b(i) above. GHFS must note the type of documents, any identification number in the document, place of issuance and date of issuance. Such information must be retained by GHFS for five (5) years after the record is made;

iii. A description of the non-documentary methods, as set out in paragraph b(ii) above, and results of the measures GHFS took to verify the identity of the customer. Such information must be retained by GHFS for five (5) years after the record is made; and

iv. A description of how GHFS resolved any substantive discrepancy it discovered when verifying the customer identification information it received. Such information must be retained by GHFS for five (5) years after the record is made.

v. Other exempt account information as specified by the rules.

d. Within a reasonable time after GHFS opens a customer account, and preferably prior to opening the account, GHFS must make a determination as to whether the customer appears on any list of known or suspected terrorists or terrorist organizations as issued by any federal government agency and designated as such by the Department of the Treasury. GHFS should make the determination by cross-checking customer names with such lists.

e. Each Fund must post a notice on its website (if applicable) and its account applications in an effort to give customers notice, prior to opening the account, that GHFS, on behalf of such Fund, is requesting information to verify the customer’s identity. The notice must generally describe the identification requirements.

Schedule II - 3

EXHIBIT A

FUND(S)

Managing Owner	Fund(s)
Equinox Fund Management, LLC	Equinox Frontier Masters Fund
Equinox Fund Management, LLC	Equinox Frontier Diversified Fund
Equinox Fund Management, LLC	Equinox Frontier Long/Short Commodity Fund
Equinox Fund Management, LLC	Equinox Frontier Balanced Fund (Closed to new investors)
Equinox Fund Management, LLC	Equinox Frontier Select Fund (Closed to new investors)
Equinox Fund Management, LLC	Equinox Frontier Heritage Fund (Closed to new investors)
Equinox Fund Management, LLC	Equinox Frontier Long/Short Commodity Fund, Classes 2 and 3 (Closed to new investors)
Equinox Fund Management, LLC	Equinox Frontier Winton Fund (Closed to new investors)

EXHIBIT B

AUTHORIZED PERSON(S)

(Oral and Written Instructions)

The following officers and/or employees of the Funds have been duly authorized by the Company, as managing owner of the Funds, to deliver certificates and oral instructions to GHFS, on behalf of the Fund(s), pursuant to the Administrative Services Agreement between GHFS and the Company (on its own behalf and on behalf of the Funds), made                     , 2016, and that the signatures appearing opposite their names are true and correct:

Authorized Person(s)	Title(s)	Signature(s)

Bob Enck	President & CEO

Ajay Dravid	Managing Director of Portfolio Strategy

Rufus Rankin	Director of Portfolio Management

Mallika Cheruvu	Senior Analyst

Vance Sanders	Chief Financial Officer

John Cook	Senior Fund Analyst

David Drakulich	Director of Financial Reporting

EXHIBIT C

OFFERING MATERIALS

•	Offering Memorandum

•	Subscription Documents

•	Organizational Documents

EXHIBIT D

COMPENSATION

1. Base Fee – Each Fund or the Company shall pay GHFS a fee as set forth in the following Fee Schedule:

Fee Schedule:
Fund(s)	Monthly Administration Fee*

•    Equinox Frontier Masters Fund

•    Equinox Frontier Diversified Fund

•    Equinox Frontier Long/Short Commodity Fund

•    Equinox Frontier Balanced Fund (Closed)

•    Equinox Frontier Select Fund (Closed)

•    Equinox Frontier Heritage Fund (Closed)

•    Equinox Frontier Long/Short Commodity Fund, Classes 2 and 3 (Closed)

•    Equinox Frontier Winton Fund (Closed)

The Monthly Administration Fee shall be an asset based fee based on the following schedule:
	AUM (in millions)	Bps
$0 - $50
$50 - $250
$250 - $500
Over $500
* The Monthly Administration Fee shall be invoiced monthly. If GHFS renders services for a partial month, the Monthly Administration Fee will be prorated accordingly.

2. Parallel Testing Period – Initially, GHFS shall provide Services in parallel with the current fund administrator, BNP Paribas Financial Services, LLC (“Parallel Period”). The Parallel Period shall continue until GHFS provides two consecutive months of daily NAV calculations for the Funds without any errors.

3. Parallel Testing Period Payments – During the first month of the Parallel Period, GHFS shall receive no Monthly Administration Fee. For the second month, provided that the preceding month did not result in any errors in daily NAV calculations by GHFS, GHFS shall receive 50% of the Monthly Administration Fee. For the third month, provided that the preceding month did not result in any errors in daily NAV calculations by GHFS, GHFS shall receive 100% of the Monthly Administration Fee; however, if the second month daily NAV calculations resulted in any errors, GHFS shall receive only 50% of the Monthly Administration Fee. GHFS shall not receive 100% of the Monthly Administration fee unless and until GHFS provides two consecutive months of accurate daily NAV calculations.

For purposes of this Exhibit D, only a “Material Deviation” (as defined below) in GHFS’ daily NAV calculation from the daily NAV provided by the current fund administrator will be deemed a daily NAV calculation error; provided that the Company has reasonably determined that the current fund administrator has not made an error itself in calculating the daily NAV. A “Material Deviation” shall be defined as any deviation that would be greater than 1/10 of 1% of the Fund’s NAV. All deviations will be reconciled.

4. Success Fee – The first time GHFS provides daily NAV calculations without any daily NAV calculation errors for two consecutive months, the Fund(s) or the Company shall pay GHFS a success fee in the amount of $            (the “Success Fee”). The Success Fee will be paid in three (3) equal and consecutive monthly installments commencing with the month immediately following the second consecutive error free month.

5. Out-of-Pocket Expenses – The Fund(s) or the Company shall reimburse GHFS for all reasonable out-of-pocket expenses incurred relating to the Fund(s), including but not limited to the following:

•	Fees paid to third party pricing sources to procure pricing for portfolio securities

•	Telephone and Toll Free Lines

•	Postage, Courier and Stationery

•	Programming, Special Reports

•	Retention of records

•	Travel (as requested by the Funds)

•	Auditing and legal expenses

•	Printing and mailing services

•	Monthly printing and mailing of statements to 5,600 investors

•	Annual financial report printing and mailing to 12,065 investors

•	424B3 Filings

•	XBRL, Edgar filings for 10Q’s and 10K

•	Hosting of summary prospectus

•	All other reasonable out-of-pocket expenses incurred on behalf of Funds

6. Custom Reports/Programming Fees/Additional Net Asset Value Calculations – All custom reports and/or analyses requested by the Funds shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

•	GHFS Senior Staff $ per hour

•	GHFS Junior Staff $ per hour

•	MIS Staff $ per hour

Additionally, if GHFS is required to process more than one Net Asset valuation in any month, GHFS shall be compensated for the time needed to process each additional valuation at GHFS’ then current hourly rates. This fee is inapplicable for reprocessing as a result of an error by GHFS or its affiliates.

7. De-Conversion Fee – Each Fund shall pay GHFS a de-conversion fee in the amount of $            upon a cancellation or termination of this Agreement for any reason other than a Fund’s liquidation.

8. Compensation in Connection with Termination of Fund Operations – In the event that a Fund terminates operations and GHFS is to provide support for closure, compensation to GHFS shall continue for a two-month wrap-up period at the monthly administration fee set forth above. Such termination compensation shall be accrued and included as a Fund liability on the final period financial statements.

9. Fees for Support Services Following Termination of Agreement – If this Agreement is terminated with respect to a Fund and that Fund continues operations, any support services requested from GHFS more than one (1) month after termination will be billed at GHFS’ then-current hourly rates, subject to a retainer.

10. Late Fees – Fees not paid within thirty (30) days of invoicing incur interest charges from the date of invoicing at an interest rate of             percent (                %) per annum.